Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com
November 29, 2010
Cyclacel Pharmaceuticals, Inc.
200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
Ladies and gentlemen:
          We have acted as counsel for Cyclacel Pharmaceuticals, Inc., a Delaware corporation (the "Company”), in connection with the preparation of the Registration Statement on Form S-1 (File No. 333-170421) (the “Registration Statement”) filed with the Securities and Exchange Commission (the "Commission”) on November 5, 2010 under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale or other disposition, on a delayed or continuous basis, of up to 16,646,380 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by the selling stockholders identified therein (the “Selling Stockholders”), which consist of the following:
•	8,323,190 shares of Common Stock that are issued and outstanding (the “Shares”) and sold pursuant to the terms of a purchase agreement dated as of October 4, 2010 by and between the Company and each Selling Stockholder (the “Agreement”);

•	4,161,595 shares of Common Stock that are issuable upon exercise of warrants (the “Warrants”) to purchase Common Stock (the “Warrant Shares”); and

•	4,161,595 shares of Common Stock that are issuable upon the exercise of options (the “Options”) issued pursuant to the Agreement (the “Option Shares”).
          The form of the Agreement and the Warrants have been filed as Exhibits 10.1 and 4.1, respectively, to a Current Report on Form 8-K dated October 4, 2010 and filed with the Commission on October 5, 2010.
          In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the legal capacity of natural persons; and (v) the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.
          Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that: (i) the Shares have been duly and validly issued and are fully paid and non-assessable; and (ii) the Warrant Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Warrants, will be duly and validly issued, fully paid and non-assessable; and (iii) the Option Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Options, will be duly and validly issued, fully paid and non-assessable.
Mintz Levin Cohn Ferris Glovsky and Popeo P.C.
New York | Washington | Boston | Stamford | Los Angeles | Palo Alto | San Diego | London

Mintz Levin Cohn Ferris Glovsky and Popeo P.C.
          Our opinions are limited to the General Corporation Laws of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the United States federal laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares, the Warrant Shares and the Option Shares under the securities or blue sky laws of any state or any foreign jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed, for purposes of this opinion letter, that the laws of such jurisdiction are identical to the state laws of the State of Delaware.
          Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion letter is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus which will form a part of the Registration Statement. Reference is made to the section of the Registration Statement entitled “Legal Matters” for a description of ownership of the Company’s securities by a member of this firm. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.